UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 16, 2025
Date of Report (date of earliest event reported)

HAGERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40244	86-1213144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Drivers Edge
Traverse City, Michigan 49684
(Address of principal executive offices and zip code)

(800) 922-4050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HGTY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2025, F. Michael Crowley, a member of the Board of Directors (the "Board") of Hagerty, Inc. (the "Company"), informed the Company that he does not intend to stand for re-election at the Company's 2025 annual meeting of stockholders (the "Annual Meeting"). Mr. Crowley's Board service, including his membership on the Company's Talent, Culture, and Compensation and Nominating and Governance Committees, will end immediately prior to the Annual Meeting, which is expected to take place on June 3, 2025. Mr. Crowley’s decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Pursuant to the Investor Rights Agreement, dated August 17, 2021, among the Company, Hagerty Holding Corp., State Farm Automobile Insurance Company, and Markel Group Inc. ("Markel"), Markel is entitled to designate a director to the Board, and Mr. Crowley has historically served as Markel's designee. In connection with Mr. Crowley's departure, Markel has designated Michael R. Heaton, who currently serves as Markel's Executive Vice President & Chief Operating Officer, to serve as its designee on the Board. Mr. Heaton's designation is subject to Mr. Crowley ceasing to be a member of the Board immediately prior to the Annual Meeting and Mr. Heaton's election as a director at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGERTY, INC.

/s/ Diana M. Chafey
Date: April 16, 2025	Diana M. Chafey
Chief Legal Officer and Corporate Secretary